Exhibit 10.2

Capella Education Company
2014 Equity Incentive Plan
Restricted Stock Unit Award Agreement

Terms and Conditions

1.
Grant of Restricted Stock Units. You have been granted, subject to the terms and conditions in this Agreement and the Plan, an Award of the number of Units specified on the cover page of this Agreement, each representing the right to receive one Share of the Company’s common stock. The Units granted to you will be credited to an account in your name maintained by the ECompany. This account shall be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured obligation of the Company.

2.
Restrictions on Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered other than (i) a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan, or (ii) pursuant to a qualified domestic relations order. Following any such transfer, this Award shall continue to be subject to the same terms and conditions that were applicable to this Award immediately prior to its transfer. Any attempted transfer in violation of this Section 2 shall be of no effect and shall result in the forfeiture of all Units. The Units and your right to receive Shares in settlement of the Units under this Agreement shall be subject to forfeiture as provided in Section 4 until satisfaction of the vesting conditions set forth in Section 3.

3.	Vesting of Units.

(a)Scheduled Vesting. If you remain a Service Provider to the Company or any of its Affiliates continuously from the Grant Date specified on the cover page of this Agreement, then the Units will vest in the numbers and on the dates specified in the Vesting Schedule on the cover page of this Agreement.

(b)Accelerated Vesting. Vesting of outstanding Units (i) will be accelerated as provided in Section 6(e) of the Plan if your Service terminates due to your death, Disability or Retirement (defined for purposes of this Agreement as termination of Service (other than for Cause as defined below) at or after the earlier of age 65 or age 55 with seven years of service); and (ii) will or may be accelerated in connection with a Change in Control under the circumstances and to the extent described in Sections 12(b) and 12(c) of the Plan

(c)Definition of “Cause”. For purposes of this Agreement, “Cause” means termination of your Service in connection with any of the following: (i) your failure or refusal substantially to perform your duties to the full extent of your abilities for reasons other than death or Disability, after written notice to you of such failure or refusal providing you 30 days to take corrective action; (ii) your conviction of a felony crime, or commission of any act, the conviction for which would be a gross misdemeanor or felony conviction; or (iii) theft or misappropriation by you of the Company’s property.

4.
Effect of Termination of Service. Except as otherwise provided in Section 3(b) of this Agreement, if you cease to be a Service Provider prior to any Vesting Date(s) specified on the cover page of this Agreement, you will forfeit all unvested Units.

5.
Dividend Equivalents. In the event the Company shall pay cash dividends on its Shares on or after the date of this Agreement, the Company shall credit, as of the dividend record date, an amount of cash dividend equivalents to your account. The amount of the dividend equivalents credited shall be determined by multiplying the number of Units credited to your account as of the dividend record date pursuant to this Agreement times the dollar amount of the cash dividend per Share. Your right to receive such accrued dividend equivalents shall vest, and the amount of the accrued dividend equivalents shall be paid in cash, to the same extent and at the same time as the underlying Units to which the dividend equivalents relate, as provided in Sections 3 and 6 of this Agreement. No interest shall accrue on any unpaid dividend equivalents. Any dividend equivalents accrued on Units that are forfeited in accordance with this Agreement shall also be forfeited.

6.
Settlement and Payment of Units. After any Units vest pursuant to Section 3, the Company shall cause to be issued and delivered to you (or your permitted transferee) one Share in payment and settlement of each vested Unit (i) as soon as administratively practicable (but no later than the later of (a) the end of the calendar year in which the Units vest, or (b) the 15th day of the third calendar month after the date the Units vest, and you will have no power to affect such timing)

or (ii) if you have previously submitted a Deferral Election Form in the form attached hereto as Exhibit A to the Company no later than the December 31 immediately prior to the calendar year in which the Grant Date occurs, as soon as administrative practicable (but no later than ten days after) such other date(s) as set forth in the Deferral Election Form, and you shall have no power to affect the timing of such issuance. If the Units that vest and become payable include a fractional Unit, the Company will round the number of vested Units to the nearest whole Unit prior to delivery of Shares in settlement thereof. Delivery of the Shares shall be effected by the issuance of a stock certificate, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided, or by the electronic delivery of the Shares to a designated brokerage account, and shall be subject to compliance with all applicable legal requirements, including compliance with the requirements of applicable federal and state securities laws, and shall be in complete satisfaction and settlement of such vested Units. The Company will pay any original issue or transfer taxes with respect to the issuance and delivery of the Shares to you, and all fees and expenses incurred by it in connection therewith. All Shares so issued will be fully paid and nonassessable. Notwithstanding the foregoing, if the ownership or issuance of Shares to you as provided herein is not feasible due to applicable exchange controls, securities or tax laws or other provisions of applicable law, as determined by the Board in its sole discretion, you (or your permitted transferee) shall receive in lieu of Shares cash in an amount equal to the Fair Market Value (as of the date vesting occurs) of the Shares otherwise issuable in settlement of the vested Units.

7.
No Shareholder Rights. The Units subject to this Award do not entitle you (or any permitted transferee) to any rights of a shareholder of the Company’s common stock. You will not have any of the rights of a shareholder of the Company in connection with the grant of Units subject to this Agreement unless and until Shares are issued to you upon settlement of the Units as provided in Section 6.

8.
Discontinuance of Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

9.
Governing Plan Document. This Agreement and Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Board pursuant to the Plan. If there is any conflict or inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

10.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

11.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

12.
Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company at its office at 225 South Sixth Street, 9th Floor, Minneapolis, MN 55402, fax 612.977.7050, and all notices or communications by the Company to you may be given to you personally or may be mailed to you at the address indicated in the Company's records as your most recent mailing address.

13.	Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in a manner intended to comply with Section 409A of the Code.

EXHIBIT A

CAPELLA EDUCATION COMPANY
_____ Restricted Stock Unit Deferral Election Form

This Election applies to the Restricted Stock Unit (RSU) Award anticipated to be granted to the Recipient by Capella Education Company (the “Company”) during calendar year ____ for the Recipient’s service as a non-employee director of the Company during _____.

This Election will be effective as to the above referenced RSU Award only if this Election Form is received by the Company on or before December 31, _____.

Election:

I, the undersigned non-employee director of the Company, hereby elect the following settlement date for RSUs that have vested in accordance with the terms of the above referenced RSU Award from the Company: (check one)
The vesting date set forth in the award agreement (default election).
The date my service as a director of the Company ends.
The earlier of (i) the date a Change in Control of the Company occurs, or (ii) the date my service as a director of the Company ends.

I understand and acknowledge that:

•
Any election to defer the settlement of RSUs granted to me pursuant to this Deferral Election Form means that my RSUs will not be settled upon the vesting date(s) set forth in the award agreement, which is the default settlement date if I do not make an election to defer hereunder;

•	Any such election will be irrevocable as of December 31, _____; and

•	My vested RSUs will be settled in a single lump sum payment on the settlement date I have chosen.

Signature:

By signing and submitting this election form, I revoke any election form I may have previously submitted to the Company with respect to the RSUs subject to the award described above.